EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040

Regions Financial Corp. Temporarily Suspends Share Buyback Program

BIRMINGHAM, Ala. - March 16, 2020 - Regions Financial (NYSE:RF) announced today that it will temporarily suspend its share buyback program for the remaining period of the first quarter and second quarter of 2020 in response to the COVID-19 pandemic.

Regions is committed to maintaining strong capital and liquidity to meet the needs of its customers and communities during this exceptional period of economic uncertainty. The suspension of share buybacks will not impact dividend payments to shareholders and Regions has the ability to reinstate the buyback program as circumstances warrant. Regions is subject to the Federal Reserve’s annual stress test and has consistently demonstrated the capability to support lending and other necessary financial services during a significant economic downturn.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

###